EXHIBIT 10.50

AMENDMENT TO EMPLOYMENT AGREEMENT
(Paul L. Woodring)

This Amendment to Employment Agreement (the “Amendment”) is made and entered into effective as of the 13th day of December, 2005 between Paul L. Woodring, an individual residing at 4910 Rancho Grande, Del Mar, California 92014 (the “Executive”), and Respironics, Inc., a Delaware corporation with its principal place of business at 1010 Murry Ridge Lane, Murrysville, Pennsylvania 15668 (the “Company”).

RECITALS

A. The Company and Executive are parties to that certain Employment Agreement made as of March 15, 2002 (the “Employment Agreement”).

B. The Company and Executive desire to amend certain provisions of the Employment Agreement to reflect Executive’s new position and reduced work schedule, as set forth herein.

NOW THEREFORE, intended to be legally bound, the Company and Executive agree as follows:

1. Amendment to Section 1.01. Section 1.01 of the Employment Agreement is deleted in its entirety and replaced with the following:

“Effective as of December 13, 2005, Executive is hereby employed as Chief Technology Officer, Critical Care Business Unit. This position is not an Executive Officer of the Company.”

2. Amendment to Section 1.02. Section 1.02 of the Employment Agreement is deleted in its entirety and replaced with the following:

“Subject to the terms and provisions of Article II hereof, Executive shall be employed by the Company for a period of one year (the “Term”), commencing on the date of this Employment Agreement and ending one year thereafter. Subject to the terms and provisions of Article II hereof, the Term shall automatically be extended for an additional year (i.e., a rolling one-year Term) unless, not less than thirty (30) days prior to the expiration of the current year of the Term, either Executive or the Company shall advise the other that the Term will not be further extended. In any event, Executive’s employment with the Company will be terminated, and this Agreement will expire, no later than December 31, 2008.”

3. Amendment to Section 1.03. Section 1.03 of the Employment Agreement is deleted in its entirety and replaced with the following:

“During the Term, compensation shall be paid to Executive by the Company at the rate of $90,000 per annum (the “Base Salary”), payable in equal payments every other week. The Base Salary to be paid to Executive may be adjusted upward or downward (but not below the amount specified in the preceding sentence) by the Company at any time based upon Executive’s contribution to the success of the Company and on such other factors as the Company shall deem appropriate. The current position is a part-time position and is expected to involve six to eight days of work per month.”

4. Amendment to Section 1.04. Section 1.04 of the Employment Agreement is deleted in its entirety and replaced with the following:

“In his new part time position, Executive will not be eligible for any bonuses, stock option grants, SERP deferrals and contributions, car allowance, short-term or long-term disability insurance, life insurance or AD&D, business travel and accident insurance or any other benefits from the Company except as expressly set forth herein. Executive will be eligible for the following benefits, according to the terms of the applicable plans, as they apply to part-time employees: medical insurance (employee pays the entire cost), flexible spending account, 401(k) plan, vacation, employee stock purchase plan and employee assistance program. Nothing herein will affect Executive’s rights as an employee under The Respironics, Inc. 1992 and 2000 Stock Incentive Plans and the 1993 and 1996 Healthdyne Technologies, Inc. Stock Plans. Additionally, the Company’s Director and Officer Insurance coverage will continue to cover Executive, to the extent it has in the past, for his actions taken while he was an executive officer on Respironics, Inc., prior to September 12, 2005.”

5. Amendment to Section 2.03(b). The second sentence of Section 2.03(b) is deleted in its entirety and replaced with the following:

“All obligations of the Company under Article I cease upon termination.”

6. Amendment to Section 2.04. Section 2.04 is deleted in its entirety and replaced with the following:

“Executive agrees to give the Company thirty (30) days prior written notice of the termination of his employment with the Company. Simultaneously with such notice, Executive shall inform the Company in writing as to his employment/consulting plans following the termination of his employment with the Company. Otherwise, all obligations of the Company under Article I cease upon termination, except for the payment of any salary accrued and unpaid under Section 1.03 hereof and any accrued, unused vacation. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.04.”

7. Amendment to Sections 2.05 and 2.06. Sections 2.05 and 2.06 are deleted in their entirety.

8. Amendment to Section 4.03. Section 4.03 is amended by deleting the words “full time”.

9. Amendment to Section 6.08. Section 6.08 is deleted in its entirety and replaced with the following:

“The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement, to expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.”

10. Miscellaneous: The parties agree that the execution of this Amendment and the matters contemplated hereby were mutually agreed upon and do not and did not trigger any termination rights or compensation provision in the Employment Agreement, including without limitation any right for Executive to terminate the Employment Agreement pursuant to Section 2.04 thereof and receive the payments contemplated thereby. Except as amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Any dispute concerning this Amendment shall be subject to the provisions set forth in Section 6.05 of the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto executed this Amendment or caused this Amendment to be duly executed as of the day and year first written above.

/S/ PAUL L. WOODRING

Address: 4910 RANCHO GRANDE
     DEL MAR, CA 92014

WITNESS:
/S/ Mark Coy

RESPIRONICS, INC.

By: /S/ RANDALL L. WHITFIELD

Print Name: RANDALL L. WHITFIELD

Title: PRESIDENT, CRITICAL CARE GROUP

ATTEST:

/S/ DORITA A. PISHKO
Secretary